Exhibit 99.1

3050 Spruce Street, St. Louis, MO 63103 USA

Tel: (800) 521-8956 (314) 771-5765    Fax: (800) 325-5052 (314) 771-5757

From:	Rakesh Sachdev	For questions, contact:
	President and CEO	Sondra S. Brown
Director, Investor Relations
(314) 236-8763

FOR IMMEDIATE RELEASE - St. Louis, MO, February 9, 2012

SIGMA-ALDRICH (NASDAQ: SIAL) REPORTS DILUTED EPS OF $0.89, A 17% INCREASE

AND 5% SALES GROWTH FOR Q4 2011. FULL YEAR 2011 DILUTED EPS INCREASED

14%. 2012 DILUTED EPS EXPECTED TO INCREASE TO $3.90 TO $4.05

HIGHLIGHTS:

2011 Results (all percentages are to comparable periods in 2010)

Q4 Results

•

Reported sales increased 5% to $610 million. Sales grew organically by 3% with Research and Fine Chemicals (“SAFC”) sales growing organically by 1% and 7%, respectively. Acquisitions contributed 2% to sales growth.

•	Net income was $108 million, up 15% from Q4 2010.

•	Reported diluted EPS was $0.89, up 17% from Q4 2010. Excluding a one-time tax item in 2011 adjusted EPS was $0.91 in Q4 2011.

Full Year 2011 Results

•	Sales grew 10% to $2.5 billion. Sales grew organically by 5% with Research and SAFC contributing 3% and 9% respectively to organic growth.

•	Net income was $457 million, up 19% from 2010.

•	Reported diluted EPS was $3.72, up 19% from 2010. Excluding restructuring, diluted adjusted EPS was $3.76, up 14% over the prior year.

•	2011 net cash provided by operating activities and free cash flow were $495 million and $391 million, respectively.

2012 Outlook (all percentages are compared to full year 2011 results)

•

Organic sales growth for the full year is expected to be in the mid single digit range assuming market conditions similar to late 2011, with lower sales growth in the first half of 2012 and higher sales growth later in the year. The recently completed acquisition of BioReliance Holdings, Inc. (“BioReliance”) is expected to increase 2012 sales growth by about 5%. At current exchange rates, currency rate changes are expected to reduce otherwise reportable sales growth for the full year by approximately 2%.

2012 Outlook - Continued

•

Diluted adjusted EPS forecast for 2012 (excluding any restructuring, one time transaction costs associated with the BioReliance acquisition or any other special charges) is $3.90 to $4.05. At current exchange rates, foreign currency rate changes are expected to reduce otherwise reportable diluted EPS by approximately $0.15 which is included in the outlook. This outlook also includes $0.10 of higher income tax provision resulting from a higher effective tax rate of 30 - 31% compared to 29% in 2011 offset by a $0.05 - $0.07 benefit from the acquisition of BioReliance. See 2012 Outlook below.

•	Net cash provided by operating activities and free cash flow are expected to be in excess of $525 million and $400 million, respectively, for 2012.

CEO’s STATEMENT:

Commenting on 2011 performance, President and CEO Rakesh Sachdev said: “Our overall performance for 2011 resulted in another record year for Sigma-Aldrich in sales and earnings per share (“EPS”) as we delivered EPS growth for our 37th consecutive year. The Research business in the U.S. was impacted by challenging market conditions and funding uncertainties in the early weeks of the fourth quarter. These conditions reduced our Q4 growth rates in Research in the U.S. below those realized in the first three quarters of the year. We continued to invest a substantial amount of capital to drive growth in our focus markets of China, India and Brazil where we achieved organic sales growth of 17%. Including our acquisition of Vetec, the sales growth was 29% in these countries. We invested over $73 million in these countries in 2011.

SAFC had its strongest quarter of the year in Q4 with sales of $185 million, a 7% organic gain. We are pleased with SAFC’s strong results with full year organic sales growth of 9% in 2011 compared to 2010. We continued to see strong growth from the Hitech business which performed well throughout the year. The custom pharmaceutical business had low double digit growth in Q4 to end the year stronger than it has for several years. The industrial media business sales for the quarter were equal to Q4 2010 and reflected the impact of timing of customer purchases.

We recently announced the completion of the acquisition of BioReliance, a global leader in the pharmaceutical and biopharmaceutical quality assurance and quality control testing market. This is a strong business with excellent growth prospects which we feel we can enhance given the unique position we have as a highly regarded global supplier to the same customer base as BioReliance. I am pleased to welcome the more than 650 BioReliance employees to the Sigma-Aldrich family.

For 2012, we expect to grow sales organically in the mid single digit range consistent with our 2011 performance. In addition, the acquisition of BioReliance will add roughly 5% to Sigma-Aldrich’s sales growth in 2012. And, our acquisition pipeline remains robust. Our long-term objective remains to achieve above market rate organic sales growth and enhance that through contributions from technology platforms and strategic acquisitions. Our diluted EPS is expected to increase to a range of $3.90 to $4.05 despite a less favorable currency environment and a higher tax rate. We will approach 2012 with the same passion and energy that drove success in the past. Our plan to continue prudent control on costs without sacrificing commitment to longer term growth initiatives should help in mitigating market uncertainties.

2011 RESULTS:

Reported sales for the fourth quarter of 2011 of $610 million increased 5% over the fourth quarter of 2010. Excluding acquisitions, which contributed 2% to sales growth, fourth quarter organic sales growth was 3%. Throughout the fourth quarter, weakening foreign currencies reduced otherwise reportable sales in U.S. dollars. Fourth quarter sales for the Company’s Research business grew organically by 1%, driven primarily by growth in the Asia Pacific–Latin American region. Fourth quarter sales for the SAFC business grew organically by 7% over the fourth quarter of 2010. Sales in the focus markets of India, China and Brazil grew organically 17%. A reconciliation of reported to adjusted (organic) sales can be found on page 10.

The adjusted operating income margin in the fourth quarter of 2011 was 26.2% of sales compared to 24.2% of sales, excluding restructuring charges, in the fourth quarter of 2010. Operating income margins benefited from changes in foreign currency exchange rates and SG&A productivity initiatives. A reconciliation of reported to adjusted operating income margin is provided on page 11.

The effective tax rate for the fourth quarter of 2011 was 32% compared to 27% in the fourth quarter of 2010. The higher tax rate in the fourth quarter of 2011 is primarily attributable to a reduced R&D tax credit benefit and a one-time tax charge in 2011 of $0.02 per diluted EPS related to an ongoing tax audit in one of our international subsidiaries.

Free cash flow (defined on page 9) for 2011 was $391 million, compared to $424 million for 2010. Higher net income was largely offset by a higher level of working capital, primarily due to planned inventory increases aimed at improving service levels to our customers and slightly higher capital expenditures to support planned strategic growth initiatives. A reconciliation of net cash provided by operating activities to free cash flow is provided on page 11.

Other highlights include:

•	Worldwide sales of Research products through the Company’s website hit an all-time high of $860 million in 2011, a 10% incremental increase compared to 2010 in constant currency dollars.

•	SAFC’s booked orders for future delivery at December 31, 2011 increased by 4% from September 30, 2011 and by 8% from December 31, 2010.

2012 OUTLOOK:

•	Organic sales growth is expected to be in the mid single digit range for 2012. Significant factors in our sales outlook include:

•

Research Business: Uncertainties in the U.S. and Europe around the macroeconomic environment and austerity measures are expected to maintain challenges for our Research business in 2012. We believe that the programs initiated especially in the analytical chemistry, biology, traditional chemistry and materials science sectors, will enable us to achieve low to mid single digit organic sales growth for all of 2012. We anticipate organic growth rates to be in the low single digits in the first half of the year improving to mid single digits in the second half of the year. Research growth rates are expected to improve in the second half of 2012 led by stronger growth in the Asia Pacific-Latin American region.

•

SAFC Business: We expect low to mid single digit growth in the first half of the year and low double digit growth in the second half of the year as additional capacity comes on line in China and Taiwan.

•	At current exchange rates, changes in foreign currency are expected to reduce otherwise reported sales growth by approximately 2% compared to the prior year.

•	The recent acquisition of BioReliance is expected to increase sales by approximately 5%.

•	Diluted adjusted EPS forecast for 2012 (excluding restructuring charges, transaction costs associated with the BioReliance acquisition and other one time charges) is expected to be $3.90 to $4.05.

•

This outlook includes a $0.15 reduction in otherwise reportable diluted EPS when compared to 2011 due to changes in foreign currency exchange rates. Also reflected in this outlook is a higher anticipated effective tax rate of 30% to 31% in 2012 which will reduce otherwise reportable diluted EPS by about $0.10 when compared to 2011.

•

The acquisition of BioReliance is expected to add approximately $0.05 to $0.07 to our diluted EPS in 2012. This assumes a preliminary estimate of the amount of amortization associated with intangible assets created as part of the purchase price allocation.

•	We continue to evaluate our markets and macroeconomic factors, and will continue to evaluate ways to optimize our cost structure to deliver on our commitments.

•	Free cash flow for 2012 is expected to be in excess of $400 million.

•	Net cash provided by operating activities is expected to be approximately $525 million.

•	Capital expenditures are expected to be approximately $125 million.

OTHER INFORMATION:

Cash Flow and Debt: Net cash provided by operating activities for year ended December 31, 2011 was $495 million compared to $523 million for the year ended December 31, 2010. The cash flow contribution from higher net income in 2011 compared to the same period in 2010 was partially offset by increases in working capital due to planned higher inventory to enhance service levels and support the higher sales growth rates in the Asia Pacific-Latin American region. Capital expenditures were $104 million in 2011 compared to $99 million in 2010. Free cash flow of $391 million for 2011 was used primarily to pay $86 million in dividends, return $134 million to shareholders through share repurchases, repay $100 million of long-term debt and fund $75 million of acquisitions. The Company’s debt to capital ratio was 19% at December 31, 2011 and 21% at December 31, 2010.

Share Repurchases: No shares were repurchased in the fourth quarter of 2011. In 2011 the Company repurchased 2.1 million shares at an average price of $62.07. There were 121 million shares outstanding at December 31, 2011. The Company expects to continue to offset the dilutive impact of issuing share based incentive compensation with future repurchases. The Company may repurchase additional shares, but the timing and amount will depend upon market conditions and other factors.

Cautionary Statement: This release contains forward-looking statements relating to future performance, goals, strategic actions and initiatives and similar intentions and beliefs, including phrases such as “anticipate,” “believe,” “enhance,” “estimate,” “expect,” “forecast,” “plan,” “will” and other similar statements, words or phrases regarding the Company’s expectations, outlook, plans, beliefs, intentions and the like regarding future sales, earnings, free cash flow, share repurchases, acquisitions and other matters. These statements are based on assumptions regarding Company operations, investments and acquisitions and conditions in the markets the Company serves. The Company believes these assumptions are reasonable and well founded. The forward-looking statements in this release are subject to risks and uncertainties, including, among others, certain economic, political and technological factors. Actual results could differ materially from those stated or implied in this release due to such factors as (1) global economic conditions, (2) changes in pricing and the competitive environment and the global demand for our products, (3) fluctuations in foreign currency exchange rates, (4) changes in research funding and the success of research and development activities, (5) failure of planned sales initiatives in our Research and SAFC businesses, (6) dependence on uninterrupted manufacturing operations, (7) failure to achieve planned cost reductions in global supply chain initiatives and restructuring actions, (8) changes in the regulatory environment in which the Company operates, (9) changes in worldwide tax rates or tax benefits from domestic and international operations, including the matters described in Note 10 – Income Taxes, to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 (the “10-K”), (10) exposure to litigation, including product liability claims, (11) the ability to maintain adequate quality standards, (12) reliance on third party package delivery services, (13) an unanticipated increase in interest rates, (14) other changes in the business environment in which the Company operates, (15) the outcome of the outstanding matters described in Note 11 – Contingent Liabilities and Commitments, to the Consolidated Financial Statements in the 10-K and (16) acquisitions or divestitures of businesses. A further discussion of the Company’s risk factors can be found in Item 1A of Part I of the 10-K. The Company does not undertake any obligation to update these forward-looking statements.

About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company whose biochemical, organic chemical products, kits and services are used in scientific research, including genomic and proteomic research, biotechnology, pharmaceutical development, the diagnosis of disease and as key components in pharmaceutical, diagnostics and high technology manufacturing. Sigma-Aldrich customers include more than one million scientists and technologists in life science companies, university and government institutions, hospitals and industry. The Company operates in 40 countries and has nearly 9,000 employees whose objective is to provide excellent service worldwide. Sigma-Aldrich is committed to accelerating customer success through innovation and leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit its website, at www.sigma-aldrich.com.

Non-GAAP Financial Measures: The Company supplements its disclosures made in accordance with accounting principles generally accepted in the United States (i.e., U.S. GAAP) with certain non-GAAP financial measures. The Company does not, and does not suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. These non-GAAP measures may not be consistent with the presentation by similar companies in the Company’s industry. Whenever the Company uses such non-GAAP measures, it provides a reconciliation of such measures to the most closely applicable GAAP measure. See the Supplemental Financial Information on pages 10 and 11 for these reconciliations.

With over 60% of sales denominated in currencies other than the U.S. dollar, management uses currency adjusted sales growth when analyzing Company performance, and believes it is useful as well to investors to judge the Company’s performance. Organic sales growth data presented in this release excludes currency and acquisitions impacts. The Company calculates the impact of changes in foreign currency exchange rates by multiplying current period activity by the difference between current period exchange rates and prior period exchange rates. The result is the defined impact of “changes in foreign currency exchange rates.” While we are able to report currency impacts after the fact, we are unable to estimate changes that may occur later in 2012 to applicable exchange rates. Any significant changes in currency exchange rates would likely have a significant impact on reported growth rates due to the volume of sales denominated in foreign currencies.

Management also uses the following non-GAAP measures to judge its performance and ability to pursue opportunities that enhance shareholder value: adjusted net income and EPS; adjusted operating income margin (reconciled on page 11); free cash flow (defined on page 9). Due to the uncertain timing of future restructuring and other special charges, we are unable to include these charges in the 2012 diluted adjusted EPS forecast or provide a reconciliation to the corresponding GAAP measures. Management believes this non-GAAP information is useful to investors as well.

SIGMA-ALDRICH CORPORATION

Consolidated Statements of Income (Unaudited)

(in millions except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Net sales	$610	$582	$2,505	$2,271
Cost of products sold	286	281	1,181	1,075

Gross profit	324	301	1,324	1,196
Selling, general and administrative expenses	146	143	597	548
Research and development expenses	18	17	72	66
Restructuring costs	—	11	8	24
Impairment charge	—	—	—	7

Operating income	160	130	647	551
Interest, net	1	2	7	7

Income before income taxes	159	128	640	544
Provision for income taxes	51	34	183	160

Net income	$108	$94	$457	$384

Net income per share - Basic	$0.89	$0.78	$3.78	$3.17

Net income per share - Diluted	$0.89	$0.76	$3.72	$3.12

Weighted average number of shares outstanding - Basic	121	121	121	121

Weighted average number of shares outstanding - Diluted	122	123	123	123

SIGMA-ALDRICH CORPORATION

Consolidated Balance Sheets

(in millions)

	(Unaudited)
	December 31, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$665	$569
Accounts receivable, net	319	287
Inventories	668	606
Deferred taxes	55	62
Other	86	77

Total current assets	1,793	1,601

Property, plant and equipment:
Land	$51	$50
Buildings and improvements	764	754
Machinery and equipment	888	867
Construction in progress	120	68
Less - accumulated depreciation	(1,060)	(1,006)

Property, plant and equipment, net	763	733

Goodwill, net	466	438
Intangibles, net	159	157
Other	100	98

Total assets	$3,281	$3,027

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable and current maturities of long-term debt	$221	$239
Accounts payable	143	121
Payroll	67	71
Income taxes	34	31
Other	73	69

Total current liabilities	538	531

Long-term debt	300	300
Pension and post-retirement benefits	143	110
Deferred taxes	22	41
Other	79	69

Total liabilities	1,082	1,051

Stockholders’ equity:
Common stock	202	202
Capital in excess of par value	225	194
Common stock in treasury	(2,165)	(2,051)
Retained earnings	3,907	3,536
Accumulated other comprehensive income	30	95

Total stockholders’ equity	2,199	1,976

Total liabilities and stockholders’ equity	$3,281	$3,027

SIGMA-ALDRICH CORPORATION

Consolidated Statements of Cash Flows (Unaudited)

(in millions)

	Twelve Months Ended
	December 31,
	2011	2010
Cash flows from operating activities:
Net income	$457	$384
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	106	93
Deferred income taxes	6	(2)
Stock-based compensation expense	18	22
Restructuring costs, net of payments	—	15
Impairment charge	—	7
Other	(1)	(7)
Changes in assets and liabilities:
Accounts receivable	(35)	1
Inventories	(63)	8
Accounts payable	23	8
Income taxes	5	(12)
Other, net	(21)	6

Net cash provided by operating activities	495	523

Cash flows from investing activities:
Capital expenditures	(104)	(99)
Purchases of short-term investments	(65)	(43)
Proceeds from sales of short-term investments	55	41
Acquisitions of businesses, net of cash acquired	(75)	(80)
Other, net	(2)	(1)

Net cash used in investing activities	(191)	(182)

Cash flows from financing activities:
Net issuance (repayment) of short-term debt	81	(238)
Issuance of long-term debt	—	298
Repayment of long-term debt	(100)	(100)
Dividends	(86)	(78)
Share repurchases	(134)	(99)
Proceeds from exercise of stock options	34	45
Excess tax benefits from stock-based payments	5	11

Net cash used in financing activities	(200)	(161)

Effect of exchange rate changes on cash	(8)	16

Net change in cash and cash equivalents	96	196
Cash and cash equivalents at beginning of year	569	373

Cash and cash equivalents at end of year	$665	$569

Free cash flow(1)	$391	$424

(1)	Net cash provided by operating activities less capital expenditures.

SIGMA-ALDRICH CORPORATION

Supplemental Financial Information - (Unaudited)

Sales Growth by Business Unit

	00000000	00000000	00000000	00000000
	Three Months Ended December 31, 2011
	Reported	Currency Benefit	Acquisition Benefit	Adjusted (Organic)

Research Essentials	3%	—	3%	—
Research Specialties	3%	—	2%	1%
Research Biotech	5%	—	—	5%

Total Research	3%	—	2%	1%
SAFC	8%	—	1%	7%

Total Customer Sales	5%	—	2%	3%

	Twelve Months Ended December 31, 2011
	Reported	Currency Benefit	Acquisition Benefit	Adjusted (Organic)

Research Essentials	10%	4%	2%	4%
Research Specialties	9%	4%	3%	2%
Research Biotech	9%	4%	—	5%

Total Research	9%	4%	2%	3%
SAFC	13%	3%	1%	9%

Total Customer Sales	10%	4%	1%	5%

Business Unit Sales

(in millions)

	First Quarter 2011	Second Quarter 2011	Third Quarter 2011	Fourth Quarter 2011	Total 2011

Research Essentials	$120	$124	$121	$113	$478
Research Specialties	236	236	231	221	924
Research Biotech	96	94	94	91	375

Total Research	452	454	446	425	1,777
SAFC	180	183	180	185	728

Total Customer Sales	$632	$637	$626	$610	$2,505

	First Quarter 2010	Second Quarter 2010	Third Quarter 2010	Fourth Quarter 2010	Total 2010

Research Essentials	$112	$107	$105	$110	$434
Research Specialties	217	207	207	214	845
Research Biotech	91	83	84	87	345

Total Research	420	397	396	411	1,624
SAFC	152	157	167	171	647

Total Customer Sales	$572	$554	$563	$582	$2,271

SIGMA-ALDRICH CORPORATION

Supplemental Financial Information - (Unaudited)

Reconciliation of Reported net income to Adjusted net income

	Net Income (in millions)		Diluted Earnings Per Share
	Three Months Ended December 31,		Three Months Ended December 31,
	2011	2010	2011	2010

Reported net income	$108	$94	$0.89	$0.76
Restructuring costs	—	8	—	0.07
Extraordinary tax charge	2	—	0.02	—

Adjusted net income	$110	$102	$0.91	$0.83

	Net Income (in millions)		Diluted Earnings Per Share
	Twelve Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010

Reported net income	$457	$384	$3.72	$3.12
Restructuring costs	5	17	0.04	0.14
Impairment costs	—	7	—	0.05

Adjusted net income	$462	$408	$3.76	$3.31

Income Statement Ratios

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010

Gross profit	53.1%	51.7%	52.9%	52.7%
S,G&A expenses	23.9%	24.6%	23.8%	24.1%
Operating income	26.2%	22.3%	25.8%	24.3%
Net income	17.7%	16.2%	18.2%	16.9%

Effective tax rate	32.1%	26.6%	28.6%	29.4%

Reconciliation of Reported Operating Income Margin to Adjusted Operating Income Margin

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010

Reported operating income margin	26.2%	22.3%	25.8%	24.3%
Restructuring costs	—	1.9%	0.3%	1.0%
Impairment costs	—	—	—	0.3%

Adjusted operating income margin	26.2%	24.2%	26.1%	25.6%

Reconciliation of Free Cash Flow

(in millions)

	Twelve Months Ended December 31,
	2011	2010

Net cash provided by operating activities	$495	$523
Less: Capital expenditures	(104)	(99)

Free cash flow	$391	$424